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                                                                 EXHIBIT 99.2



                             [MESA AIR GROUP LETTERHEAD]




For:  Mesa Air Group                              Contact:  Sarah Pitcher
                                                            (505) 326-4403

Date:  September 27, 1996                           FOR IMMEDIATE RELEASE



                     MESA CHANGES STATE OF DOMICILE TO NEVADA

        Farmington, N.M. -- Mesa Air Group, Inc. (NASDAQ:MESA) has announced that the merger of Mesa Air Group, Inc., a New Mexico corporation, into Mesa Holdings, Inc., a Nevada corporation will become effective at the close of business today, September 27, 1996. This merger was approved by the shareholders of both corporations earlier this year.

        In announcing the completion of the merger, Larry L. Risley, Chairman of the Board and Chief Executive Officer, stated that "the merger is one of a number of steps being taken to position Mesa for continued growth and expansion as a regional carrier." Mesa recently announced plans to inaugurate low-cost jet service from Forth Worth's Meacham Airport to destinations throughout Texas and the region beginning in May 1997.

        The merger agreement between the two corporations provides that the existing outstanding shares of Mesa common stock will be converted, on a one-for-one basis, into shares of the common stock of the Nevada corporation. The conversion will be accomplished without the issuance of new share certificates.

                                    - more -

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Mesa Air Group, Inc.
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and shareholders in the New Mexico corporation will not be required to submit their shares to the Nevada corporation for cancellation. The Nevada corporation will assume the name Mesa Air Group, Inc. upon the merger becoming effective, and Mesa shares will continue to be traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) under the ticker symbol "MESA."

        Mesa Air Group, Inc., based in Farmington, New Mexico, is recognized as the largest independently owned regional carrier in the world, flying as America West Express, Mesa Airlines, United Express and USAir Express to 166 cities in 30 states plus the District of Columbia with a fleet of 175 aircraft. The Company has more than 4,000 employees and annual revenues of approximately $500 million.


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